Corindus Vascular Robotics, Inc. 10-K

EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-203107 and 333-206349) pertaining to the 2014 Stock Award Plan of Corindus Vascular Robotics, Inc. of our report dated March 11, 2016, with respect to the consolidated financial statements of Corindus Vascular Robotics, Inc. included in this Annual Report (Form 10-K) of Corindus Vascular Robotics, Inc. for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 11, 2016